                                                                    EXHIBIT 99.3

                                  CATUITY INC.
                                ARBN 089 327 882

                                   APPENDIX 4E
                            PRELIMINARY FINAL REPORT

                        FULL YEAR ENDED DECEMBER 31, 2004

                                    CONTENTS

RESULTS FOR ANNOUNCEMENT TO THE MARKET                                                         II

SUPPLEMENTARY APPENDIX 4E INFORMATION                                                          II

FINANCIAL STATEMENTS, FOOTNOTES AND MANAGEMENT'S DISCUSSION AND                               III
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Lodged with the ASX under Listing Rule 4.3A

                                                                     APPENDIX 4E
                                                        PRELIMINARY FINAL REPORT
                                               FULL YEAR ENDED DECEMBER 31, 2004


RESULTS FOR ANNOUNCEMENT TO THE MARKET

                                                                             2003          2004
                                                                            $US'000       $US'000
Revenues from ordinary activities                      down      85%       US 4,982  to  US    759
(Consolidated Statement of Operations)

Profit/(loss) from ordinary activities after tax
attributable to members                                up       506%       US  (595) to  US (3,607)
(Consolidated Statement of Operations)

DIVIDENDS

The Company has not paid dividends in the past and does not anticipate paying any dividends during 2005.

EXPLANATION OF REVENUE

Revenue includes software development revenue, service revenue and licence revenue as shown in the Consolidated Statement of Operations.

EXPLANATION OF NET PROFIT/(LOSS)

Due to carry-forward losses the company did not record an amount for income tax expense for the current or prior period.

For further explanations refer to Management's discussion and analysis of financial condition and results of operations.

SUPPLEMENTARY APPENDIX 4E INFORMATION

                                                                              2004                  2003
NTA BACKING

Net tangible asset backing per ordinary share                              US $  3.03            US $  7.65

EPS

Earnings per security (basic and diluted)                                  US $ (4.64)           US $ (0.77)

CONTROLLED ENTITIES

The company did not gain or lose control over any entities during the year.

ASSOCIATES AND JOINT VENTURES

The Company did not participate in any material joint ventures or associations with other organisations.

ACCOUNTING STANDARDS

The Company's accounts are prepared in conformance with US GAAP.

AUDIT OF ACCOUNTS

This Appendix 4E report is based on accounts which are in the process of being audited by the Company's independent auditors.

                                       II

                                  CATUITY, INC.

                           CONSOLIDATED BALANCE SHEET
                              (all figures in USD)

                                                                    DECEMBER 31
                                                               2004              2003
                                                           -----------       -----------
ASSETS
Current Assets:
  Cash and cash equivalents                                $ 2,560,683       $ 5,768,828
  Accounts receivable-trade, less allowance of
    $5,000 in 2004, and $62,000 in 2003                         36,211           402,109
  Restricted cash                                              116,012           119,009
  Work in process                                                    0            70,692
  Prepaid expenses and other                                   127,429           188,423
                                                           -----------       -----------
Total current assets                                         2,840,335         6,549,061

Property and equipment, net                                    162,780           223,466
                                                           -----------       -----------
Total Assets                                               $ 3,003,115       $ 6,772,527
                                                           ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                         $   150,584       $   101,335
  Deferred revenue                                                 266           110,561
  Accrued compensation                                         317,433           405,228
  Other accrued expenses                                        87,208           116,742
  Trust liability                                               91,722            95,586
                                                           -----------       -----------
Total current liabilities                                      647,213           829,452

Shareholders' equity:
  Common stock - $.001 par value; Authorized -
    6,666,667 shares:  issued and outstanding
    778,184 in 2004 and 776,374 in 2003                            778               776
  Preferred stock - $0.001 par value; Authorized -
     666,667 shares                                                 --                --
  Additional paid-in capital                                36,603,127        36,979,841
  Shareholder loans                                            (79,533)         (468,166)
  Foreign currency translation adjustment                       96,656            88,299
  Accumulated deficit                                      (34,265,126)      (30,657,675)
                                                           -----------       ------------
Total shareholders' equity                                   2,355,902         5,943,075
                                                           -----------       -----------
Total Liabilities and Shareholders' Equity                 $ 3,003,115       $ 6,772,527
                                                           ===========       ===========

                             See accompanying notes

                                  CATUITY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                              (all figures in USD)

                                                                        YEAR ENDED DECEMBER 31
                                                     ------------------------------------------------------------
                                                           2004                  2003                   2002
                                                     ---------------       ---------------        ---------------
REVENUES:
  Software development revenue                       $       248,379       $     2,323,441        $     1,666,890
  Service revenue                                            467,533               902,222              1,258,996
  License revenue                                             43,200             1,756,725                 45,788
                                                     ---------------       ---------------        ---------------
  Total revenue                                              759,112             4,982,388              2,971,674

  Cost of revenue and other
  operating expenses:
     Cost of software development                            103,151             1,341,619                981,329
     Cost of service revenue                                 297,075               681,445              1,105,207
     Research and development                              1,282,753               415,809                539,282
     Sales and marketing                                     867,362             1,290,899              1,758,245
     General and administrative                            1,912,999             1,972,656              1,470,324
     General and administrative -
     variable stock compensation
                                                                  --               (41,996)               (53,363)
                                                     ---------------       ---------------        ---------------
  Total costs and expenses                                 4,463,340             5,660,432              5,801,024
                                                     ---------------       ---------------        ---------------

  Operating loss                                          (3,704,228)             (678,044)            (2,829,350)

  Interest income                                             96,777                82,714                 60,195
                                                     ---------------       ---------------        ---------------

  Net loss                                           $    (3,607,451)      $      (595,330)       $    (2,769,155)
                                                     ===============       ===============        ===============

  Net loss per share - basic & diluted               $         (4.64)      $         (0.77)       $         (4.87)
                                                     ===============       ===============        ===============

  Weighted average shares
    outstanding-basic & diluted                              777,226               645,452                541,557
                                                     ===============       ===============        ===============

                             See accompanying notes

                                  CATUITY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                              (all figures in USD)

                                                                YEAR ENDED DECEMBER 31
                                                  --------------------------------------------------
                                                      2004              2003                2002
                                                  -----------        -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                          $(3,607,451)       $  (595,330)        $(2,769,155)
Adjustments used to reconcile net loss to net
   cash used in operating activities:
   Stock based compensation                                --            (41,996)            (53,363)
   Depreciation and amortization                      127,926            264,050             125,273
   Non cash services                                       --                 --              27,751
Changes in assets and liabilities:
   Accounts receivable                                365,898            (24,891)            291,264
   Accounts payable                                   274,249           (201,379)             31,279
   Deferred revenue                                  (110,295)        (1,701,365)            977,412
   Accrued expenses and other liabilities            (346,194)           138,145            (428,159)
   Other assets                                       134,683             25,046             118,781
                                                  -----------        -----------         -----------
Net cash used in operating activities              (3,161,184)        (2,137,720)         (1,678,917)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                 (71,492)          (287,099)           (110,493)
   Sale of Assets                                       4,253                 --                  --
                                                  -----------        -----------         -----------
Net cash used in investing activities                 (67,239)          (287,099)           (110,493)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock, net of expenses           14,057          4,130,121             941,829
   Repayment of fractional shares related
   to reverse stock split                              (2,136)                --                  --
   Repayment of Shareholder Loan                           --             41,665                  --
                                                  -----------        -----------         -----------
Net cash provided by financing activities              11,921          4,171,786             941,829
Foreign exchange effect on cash                         8,357            410,414              (5,835)
                                                  -----------        -----------         -----------
Net increase/(decrease) in cash and cash
   equivalents                                     (3,208,145)         2,157,381            (853,416)
Cash and cash equivalents, beginning of period      5,768,828          3,611,447           4,464,863
                                                  -----------        -----------         -----------
Cash and cash equivalents, end of period          $ 2,560,683        $ 5,768,828         $ 3,611,447
                                                  ===========        ===========         ===========

Supplemental disclosure of cash flow
  information:
   Taxes paid                                     $        --        $        --         $        --
                                                  ===========        ===========         ===========
   Interest paid                                  $        --        $        --         $        --
                                                  ===========        ===========         ===========

                             See accompanying notes

                                  CATUITY, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                              (all figures in USD)

                                                                                           FOREIGN                        TOTAL
                                   COMMON STOCK (AT PAR)     ADDITIONAL    SHAREHOLDER     CURRENCY      ACCUMULATED   SHAREHOLDERS'
                                    SHARES      AMOUNT    PAID IN CAPITAL     LOANS       TRANSLATION      DEFICIT         EQUITY
                                  ---------  -----------  ---------------  -----------   ------------  -------------  -------------
Balances at January 1, 2002         536,612  $       537    $ 32,223,640   $ (757,733)  $   (316,280)  $(27,293,190)  $   3,856,974
  Issuance of common stock           31,085           31         959,308                                                    959,339
  Exercise of options                    67            0           1,691                                                      1,691
  Sale of option right                                             8,550                                                      8,550
  Stock based compensation                                       (53,363)                                                   (53,363)
Net loss                                                                                                 (2,769,155)     (2,769,155)
Foreign currency translation                                                                  (5,835)                        (5,835)
                                                                                                                      -------------
  Comprehensive loss                                                                                                     (2,774,990)
                                  ---------  -----------    ------------   ----------   ------------   ------------   -------------
Balances at December 31, 2002       567,764  $       568    $ 33,139,826   $ (757,733)  $   (322,115)  $(30,062,345)  $   1,998,201
  Issuance of common stock          208,543          208       4,127,614                                                  4,127,822
  Exercise of options                    67            0           2,299                                                      2,299
  Repayment of shareholder loan                                                41,665                                        41,665
  Adjust shareholder loan to fair
  value                                                         (247,902)     247,902                                             0
  Stock based compensation                                       (41,996)                                                   (41,996)
Net loss                                                                                                   (595,330)       (595,330)
Foreign currency translation                                                                 410,414                        410,414
                                                                                                                      -------------
  Comprehensive loss                                                                                                       (184,916)
                                  ---------  -----------    ------------   ----------   ------------   ------------   -------------
Balances at December 31, 2003       776,374  $       776    $ 36,979,841   $ (468,166)  $     88,299   $(30,657,675)  $   5,943,075
  Issuance of common stock            1,810            2          14,055                                                     14,057
  Repayment of fractional shares                                  (2,136)                                                    (2,136)
  related to reverse stock split
Adjust shareholder loan to
  current fair market value                                     (388,633)     388,633

Net loss                                                                                                 (3,607,451)     (3,607,451)
Foreign currency translation                                                                   8,357                          8,357
                                                                                                                      -------------
  Comprehensive loss                                                                                                     (3,599,094)
                                  ---------  -----------    ------------   ----------   ------------   ------------   -------------

Balances at December 31, 2004       778,184  $       778    $ 36,603,127  ($   79,533)        96,656  ($ 34,265,126)  $   2,355,902
                                  =========  ===========    ============   ==========   ============   ============   =============

                             See accompanying notes

NOTE 1. DESCRIPTION OF BUSINESS

      Catuity provides loyalty and gift card application software to retailers, and to companies that provide services or hardware to retailers, via a Catuity hosted solution or on a custom installation basis. The Company also provides services to retailers, Point of Sale (POS) equipment providers, and Merchant Services Providers to assist them in quickly and efficiently implementing the changes that are frequently necessary at the POS in today's retail environment.

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The accompanying financial statements include the consolidation of the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated.

      REVENUE RECOGNITION

      The three distinct revenue streams that result from the Company's business activities are license revenue, software development revenue, and service revenue.

      License Revenue: License revenue is recognized in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides for recognition of revenue when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant obligations remain on the Company's part with regard to implementation, the fee is fixed and determinable, and collectibility is probable. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of each element. Revenue recognized from multiple-element arrangements is allocated to undelivered elements of the arrangement, such as maintenance, based on the relative fair value of each element. The Company's determination of fair value of each element in multi-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management for an element not yet sold separately. The Company has established VSOE for maintenance services. The Company does not generally provide for a right of return in its license contracts.

      Software Development Revenue: Software development revenue includes integration, customization and development fees of both the customer's hardware and software and the Company's software. Software development revenue is billed on a fixed price basis. The Company recognizes revenue on fixed price contracts using the proportional performance method in accordance with SAB 101, Revenue Recognition in Financial Statements, and SAB 104, Revenue Recognition, based on hours incurred as a proportion of estimated total hours of the respective contract. The cumulative impact of any revisions in estimated total revenues and direct contract costs are recognized in the period in which they become known. Revenue in excess of billings is recognized as unbilled receivables and is included in work in process in the consolidated balance sheet. Billings in excess of revenue are recorded as deferred revenue until revenue recognition criteria are met. The Company generally does not provide for a right of return in its software development contracts.

      Service Revenue: Service revenue includes training, consulting, installation support, post-installation support and maintenance fees. Training, consulting, installation support and post-installation support are generally billed on a time and material basis and revenue is recognized as the service is provided. Maintenance revenues are recognized ratably over the maintenance term. Payments for service revenues are generally not refundable.

      USE OF ESTIMATES

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

      RECLASSIFICATIONS

      Certain prior year amounts have been reclassified to conform to the current year presentation.

      CASH AND CASH EQUIVALENTS

      The Company considers all cash and highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      ACCOUNTS RECEIVABLE

      The Company records an allowance against gross accounts receivable to provide for doubtful accounts. The allowance is estimated based on the age of the receivable, specific circumstances surrounding the collection of an invoice and historical data on allowances as a percentage of aged accounts receivables. Actual collection on accounts may differ from the allowance the Company has estimated.

      CONCENTRATIONS OF CREDIT RISK

      Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and marketable securities. The Company places its cash and marketable securities with high credit qualified institutions. At times, the amount of cash on deposit in banks may be in excess of the respective financial institution's FDIC insurance limit.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation and amortization expense is recorded using the straight-line method over the estimated useful lives of the respective assets (which range from three to ten years).

      FOREIGN CURRENCY TRANSLATION

      The accounts of the Company's Australian subsidiaries are translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". All balance sheet accounts for the Australian subsidiaries are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses for the Australian subsidiaries are translated at the average exchange rate during the month in which the transaction occurs. All cumulative translation gains and losses are included as a separate component of shareholders' equity in the consolidated balance sheet. Currency transaction gains and losses are included in the consolidated statement of operations and are not material for all years presented.

      The Company accounts for foreign currency exchange gains or losses on inter-company transactions in accordance with SFAS No. 52, "Foreign Currency Translation". Transactions occurring between the Company's U.S. office and the Australian office are considered to be of a long-term investment nature as settlement is not anticipated in the foreseeable future. Inter-company balances are eliminated and do not appear on the consolidated financial statements of the Company. Any gain or loss on the inter-company balance caused by foreign currency translation adjustments is shown in the equity section of the balance sheet and is not included in determining net profit/(loss).

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of certain financial instruments such as cash and cash equivalents, accounts receivable-trade, and accounts payable approximate their fair values.

      INCOME TAXES

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS No. 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

      STOCK-BASED COMPENSATION

      The Company accounts for stock-based awards issued to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

Had compensation costs for stock-based awards issued to employees been determined consistent with SFAS No. 123, the Company's net loss and net loss per share would have been reported as follows:

                                             YEAR ENDED DECEMBER 31
                                   ------------------------------------------
                                      2004           2003            2002
                                   -----------    -----------     -----------
Net Loss as Reported               $(3,607,451)   $  (595,330)    $(2,769,155)
                                   ===========    ===========     ===========
Add: Total stock-based employee
compensation expense determined
under fair value based method
for all awards                        ( 47,224)      (305,681)        679,524)
                                   -----------    -----------     -----------
Pro forma net loss                 $(3,654,675)   $  (901,011)    $(3,448,679)
                                   -----------    -----------     -----------
Loss per share:
 basic & diluted - as reported     $     (4.64)   $     (0.77)    $     (4.87)

Pro forma basic & diluted
loss per share                     $     (4.70)   $     (1.16)    $     (6.06)
                                   ===========    ===========     ===========

For disclosure purposes, the fair value of stock based compensation was computed using the Black-Scholes option pricing model with the following weighted average assumptions used for 2004, 2003, and 2002 grants:

                                       DECEMBER 31
                             ------------------------------
                             2004        2003         2002
                             -----       -----        -----
Risk Free Interest Rate       2.00%       2.00%        2.00%
Expected Dividend Yield         --          --           --
Expected Lives (years)        1.13        0.62         1.27
Expected Volatility          0.862       0.717        0.773

For all fixed awards issued to employees, the Company records an expense based on the intrinsic value at the date of grant and amortizes it over the vesting period. For variable awards issued to employees, we record an expense based on the intrinsic value at each balance sheet date until the contingency is resolved and number or price is known. For variable awards issued to non-employees, the Company records an expense based on the fair value of the options at each balance sheet date.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of:

                                       DECEMBER 31
                                 -----------------------
                                    2004          2003
                                 ---------     ---------
Computer equipment               $ 558,759     $ 605,055
Leasehold improvements              69,912        67,169
Office furniture and equipment      99,622       139,225
                                 ---------     ---------
                                 $ 728,293     $ 811,449

Less accumulated depreciation     (565,513)     (587,983)
                                 ---------     ---------
                                 $ 162,780     $ 223,466
                                 =========     =========

NOTE 4. COMMITMENTS AND CONTINGENCIES

During December 2004 the Company's R&D team, located in Sydney Australia, vacated its existing office space and relocated to a new office building. Although there has been no formal claim filed, the Company believes it is possible for the Company to have an outstanding monetary obligation if the lease agreement related to the vacated space that expired in December 2003, is determined to have been extended for an additional 4 year period. The Company believes that at the time the office space was vacated, there was only a month-to-month rental agreement in effect. If a claim is filed, and a legal determination is made that a long-term lease did in fact exist, then the Company could be obligated to pay the landlord for some amount of rental losses, which can not be estimated at this time.

As of December 31, 2004, the Company had entered into employment agreements with 3 employees. Under each of the three agreements, in the event employment is terminated ( other than voluntarily by the employee or by the Company for cause ), the Company is committed to make a one-time redundancy payment.

NOTE 5. SHAREHOLDERS' EQUITY

REVERSE STOCK SPLIT

On November 1, 2004, the Company held, a special shareholders meeting in Sydney Australia for the purpose of seeking support of a majority of all shares outstanding for a reverse stock split, also known as a share consolidation. The reverse stock split became necessary to bring the Company into compliance with Nasdaq's on-going listing rule requiring that shares on Nasdaq trade above $1.00. The proposal passed, authorizing the Board to effect a split. Immediately after the special shareholders meeting, the Board of Directors unanimously authorized a 1 for 15 reverse split effective on November 12, 2004, the earliest date that trading could begin in the post-reverse shares. The balance sheet, earnings per share, and all other appropriate data have been restated to reflect the reverse split.

LIMITED RECOURSE LOANS

In 1995 and 1996, the Company issued loans to a former Australian director for the purpose of purchasing approximately 18,400 shares of the Company's stock. The Company's recourse for repayment of the loans is limited to after-tax dividends and proceeds from the disposal of the shares. In 1999, $75,000 AUD of the loan was repaid ($48,000 USD at the exchange rate in effect on the date of the transaction) related to the sale of 1,667 shares. In the fourth quarter of 2003, approximately $60,750 AUD was repaid ($42,000 USD at the exchange rate in effect on the date of the transaction) related to the sale of 1,350 shares. In each reporting period the Company records a debit or a credit to expense for the loans based on the difference between the loan share grant price and the Company's share price at the respective period ending balance sheet dates, on a cumulative basis. For the years ended December 31, 2004, 2003 and 2002, credits of $0, $41,996 and $53,363 respectively were recorded. The amount of the loan outstanding is re-valued at each respective balance sheet date if the Company's period ending fair market price per share is below the price per share at which the loan was made. The offsetting entry is made to additional paid in capital.

EMPLOYEE STOCK OPTION PLAN

The Company's shareholders approved the establishment of an Employee Stock Option Plan ("Plan") at a March 2000 special meeting of shareholders. Under the Plan the Company grants stock options at an exercise price that may be determined by the Board of Directors at the time of issuance, but is generally at the closing price of the stock on the date of the grant or the average closing price of the stock for the 30 calendar days preceding the grant date, whichever is higher. Option vesting schedules are determined by the Board of Directors at the time of issuance, but are generally over one to three years from the date of the grant. Employees must exercise the options within two to six months of terminating their employment with the Company or the options lapse.

DIRECTOR STOCK OPTION PLAN

On October 24, 2000 the members of the Board of Directors, who are employees of the Company, approved the establishment of a Director Stock Option Plan ("Plan") effective October 1, 2000 for outside Directors. The Plan is designed to provide a portion of the outside Director's compensation through stock options. Under the Plan, outside Directors receive 667 non-qualified option shares on the date they join the Board or on the date the plan became effective, in the case of existing outside Directors. In addition, each outside Director receives 333 non-qualified option shares on the last business day in September of each succeeding year for as long as the Director remains on the Board. The option issue price will be the closing price on the grant date, or the closing price on the last trading day preceding the grant date in the event the grant date falls on a weekend or holiday. The options vest on the date of grant and expire after eight years, or six months after the Director ceases to be a member of the Board, whichever occurs first. The Plan is limited so that no more than 8,667 option shares may be outstanding at any one time.

OPTIONS ISSUED TO THIRD PARTIES

While the Company did not grant options to purchase shares of common stock to third parties during 2004 or 2003, options were issued during the year ended December 31, 2002, primarily for services provided to the Company. The Company valued these options using the Black-Scholes valuation model. Expense relating to these options amounted to $8,550 was charged to operations in the year they were granted as they vested immediately.

SUMMARY OF STOCK OPTIONS/WARRANTS

The following is a summary of stock and warrant activity:

                                                    WEIGHTED
                                                    AVERAGE
                                     NUMBER OF      EXERCISE
                                      OPTION         PRICE
                                      SHARES       PER SHARE
                                     --------      ---------
Outstanding at January 1, 2002         76,829       $103.50

Granted                                20,407       $ 40.65
Cancelled/lapsed                      (15,563)        79.05
Exercised                                 (67)        25.35
                                     --------       -------
Outstanding at December 31, 2002       81,606       $ 95.25

Granted                                19,310       $ 33.90
Cancelled/lapsed                      (21,117)       108.30
Exercised                                 (67)        34.50
                                     --------       -------
Outstanding at December 31, 2003       79,732       $ 86.85

Granted                                 7,179       $  5.21
Cancelled/lapsed                      (33,281)        53.58
Exercised                                   0          0.00
                                     --------       -------
Outstanding at December 31, 2004       53,630       $ 91.02

The weighted average fair value of options/warrants granted during the three years ended December 31, 2004, 2003 and 2002 were $3.09, $12.90 and $17.10, respectively. The weighted average fair value is calculated using the Black-Scholes valuation model.

The following is additional information relating to options outstanding as of December 31, 2004:

                              OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                     ------------------------------------   ---------------------
                                               WEIGHTED
                                 WEIGHTED       AVERAGE                  WEIGHTED
                                 AVERAGE      CONTRACTUAL                AVERAGE
EXERCISE PRICE       NUMBER OF   EXERCISE        LIFE       NUMBER OF    EXERCISE
    RANGE             SHARES      PRICE         (YEARS)      SHARES       PRICE
-----------------    ---------   ---------    -----------   ---------    --------
$ 4.35 -  $ 33.60       8,083    $   15.99        4.05         4,466     $  19.56
$39.60 -  $ 66.70      12,580    $   48.62        3.45        12,580     $  48.62
$90.69 -  $129.75      15,634    $  103.19        3.91        15,634     $ 103.19
$142.50 - $185.59      17,333    $  145.81        3.98        17,333     $ 145.81

The dilutive effect of stock options has not been included in the loss per share calculation, as the effect would be anti-dilutive.

COMMON STOCK

On January 21, 2003 the members of the Board of Directors adopted the Catuity, Inc. 2003 Executive Director Stock Purchase Plan ("Plan") which became effective upon approval by the Company's shareholders at a March 2003 special meeting of shareholders. Under the Plan, executive directors may elect to purchase shares of the Company's common stock at the closing price of the stock on the last trading day of each month. The plan automatically terminates on the date all shares approved under the Plan have been purchased unless terminated earlier by the Board of Directors. The maximum number of shares that may be purchased under the plan is 6,667 shares.

On November 20, 2002 the members of the Board of Directors approved the establishment of an Executive Stock Purchase Plan ("Plan") for executives of the Company. Under the plan, executive employees could elect to purchase shares of the Company's common stock at the closing price of the stock on the last trading day of each month beginning in December 2002. The maximum number of shares that could be purchased under the plan was 1,667 shares. The Plan terminated in November 2003 in accordance with the plan document.

PREFERRED STOCK

The Company's Certificate of Incorporation authorizes 666,667 shares of preferred stock, with a par value of $0.001 per share, none of which is issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix rights, preferences, privileges and restrictions, including dividends, and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders.

PRIVATE PLACEMENT

In July 2003, the Company concluded a private placement in Australia of 200,000 shares of the Company's common stock to seven accredited investors at a price of $30.00 AUD per share ($19.50 USD based on the foreign exchange rate in effect on the date of the transaction). The price represented an 11% discount to the shares' fair market value on the Australian Stock Exchange (ASX) on the transaction date. The Company issued the shares in two tranches - the first on July 25, 2003 for 41,667 shares (the maximum permitted under ASX listing rules prior to receiving shareholder approval) and the second for 158,333 shares on September 22, 2003 following shareholder approval at a special meeting of shareholders on September 19, 2003. The Company paid a placement fee of 3% of the purchase price to the Placement Agent for both tranches. The second tranche of shares included 13,067 shares sold to Mr. Duncan P.F. Mount, Chairman of the Company. The proceeds from all of the placement shares were added to the Company's general working funds to be used for general operating purposes. The shares were sold without registration under US securities laws pursuant to an exemption from such registration.

At a special meeting of the shareholders on March 26, 2003 the Company's shareholders approved the sale of 6,000 common shares and 2,000 warrant shares to Boom Australia Pty. Ltd. ("Boom"), the family trust of Mr. Duncan P.F. Mount, Chairman of the Company. The aggregate offering price was $337,500 AUD ($189,900
USD), which is net of a 3% placement fee paid to the investor. These shares were sold without registration under US securities laws pursuant to an exemption from such registration. The 2,000 warrant shares expired in November 2004 and had an exercise price of $63 AUD ($33.75 USD).

In November 2002, the Company received net proceeds of $925,000 from the private placement of common stock to accredited professional investors in Australia at a price of $56.25 AUD per share ($31.65 USD based on the foreign exchange rate in effect on the date of the transaction). The price equaled the fair market value of the shares on the Australian Stock Exchange (ASX) on the transaction date. In addition, one warrant share at an exercise price of $63 AUD ($38.55 USD) for every three (3) shares purchased were granted, and expire in November 2004. The exercise price of the warrants represented approximately a 12% premium over the fair market price of the Company's shares on the date of transaction. A placement fee of 3% of the purchase price was paid to each investor. Net proceeds from the placement were $925,000.

NOTE 6. INCOME TAXES

The components of profit/(loss) before income taxes and extraordinary items consisted of the following:

                                         YEAR ENDED DECEMBER 31
                                ---------------------------------------
                                   2004          2003           2002
                                -----------   -----------   -----------
Domestic                        ($4,251,120)  ($1,065,811)  ($3,904,994)
Foreign                             643,669       470,481     1,135,839
                                -----------   -----------   -----------
Loss before income taxes and
  extraordinary item            ($3,607,451)    ($595,330)  ($2,769,155)
                                ===========   ===========   ===========

There has been no provision for income taxes for any period as the Company has incurred operating losses and provided a full valuation allowance against the tax benefit of those operating losses in the United States. The Company has utilized net operating loss carryforwards to offset operating earnings in Australia. The provision for income taxes at statutory rates is reconciled to the reported provision for income taxes as follows:

                                                  YEAR ENDED DECEMBER 31
                                       -----------------------------------------
                                          2004             2003         2002
                                       -----------     -----------    ----------
Income taxes at statutory tax rate     $(1,226,533)    $  (202,412)   $ (941,513)
Variable stock compensation                      0          12,599        16,009
Utilization of operating
  loss carryforward                       (193,101)       (141,144)     (340,752)
Valuation allowance                      1,445,381         362,440     1,327,700
Other                                      (25,747)        (31,482)      (61,445)
                                       -----------     -----------    ----------
Provision for income taxes             $        --     $        --    $       --
                                       ===========     ===========    ==========

The statutory tax rate was 34% for the years ended December 31, 2004, 2003 and 2002. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                             DECEMBER 31
                                    ------------------------------
                                        2004               2003
                                    -------------      -----------
Deferred tax assets:
Net operating loss carry-forwards   $  11,579,661      $10,327,480
Other                                      48,068          136,052
                                    -------------      -----------
Total deferred tax assets              11,627,729       10,463,532

Valuation allowance                   (11,627,729)     (10,463,532)
                                    -------------      -----------
Total net deferred tax assets       $          --      $        --
                                    =============      ===========

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully reserved by a valuation allowance.

As of December 31, 2004, the Company had operating loss carry-forwards of $20,000,000 expiring in various amounts in 2020 and 2021 in the United States and $15,900,000 in Australia. Utilization of the net operating loss carry-forwards in Australia are subject to either the continuity of ownership test or the continuation of same business test at the time the losses are utilized in accordance with Subdivision 165 and Subdivision 166 of the Australian Income Tax Assessment Act of 1997. Utilization of the net operating loss carry-forwards in the United States are subject to limits due to continuity of ownership tests under Section 382 of the Internal Revenue Service Code.

NOTE 7. DEFINED CONTRIBUTION PLAN

On behalf of its Australian employees, the Company contributes a government mandated percentage of each employees' gross salary to a defined contribution plan. The prescribed charge percentage was 9% for the three years ended December 31, 2004, 2003 and 2002. The Company's contributions were $96,111, $132,321, and
$115,001 for the three years ended December 31, 2004, 2003 and 2002 respectively.

There is a 401-K plan available for employees in the U.S. The Company has not made matching contributions to the 401-K plan to date.

NOTE 8. RESTRICTED CASH

The Company was and continues to be the trustee of a bank account related to the use of its Transcard software product that was discontinued in August 2001. When consumers transferred funds to their cards, the funds were deposited into this trust account. The funds were debited from the account electronically and paid to merchants when transaction information relating to cardholder usage was downloaded from merchants through a central host processing system. The Company is not entitled to the funds other than in specified circumstances such as when cards are inactive or expired. Consequently, an amount corresponding to the trust account balance is recorded as a current liability. The trust account had an ending balance of $91,722 and $95,586 at December 31, 2004 and 2003, respectively.

On August 31, 2001, in accordance with an agreement between the Company and Westbus Pty Limited, the Transcard system was discontinued. As of that date, no additional cards were issued and consumers could no longer use their cards to purchase goods or services. The Company is serving as the administrator to refund all requested prepaid balances remaining on consumers' cards as of the date the system was discontinued.

In addition, the Company had restricted cash of $24,290, and $23,424 as of December 31, 2004 and 2003, respectively, related to an amount held as security for an operating lease.

NOTE 9. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

As of December 31, 2004, the Company is organized and operates in one business segment, providing loyalty software for retailers and processors. For the year ended December 31, 2004, one U.S. customer represented 75% of net revenue while two U.S. customers each represented 11% of net revenue.

Two U.S. customers represented 85% and 14% of net revenue for the year ended December 31, 2003. The same two customers represented 80% and 16% of net revenue for the year ended December 31, 2002.

The following table shows net revenues and long-lived assets by geographic area.

                       2004                       2003                    2002
              -----------------------    ----------------------  -----------------------
              LONG-LIVED       NET       LONG-LIVED     NET      LONG-LIVED      NET
                ASSETS       REVENUES      ASSETS     REVENUES     ASSETS      REVENUES
              ----------    ---------    ----------  ----------  ----------   ----------
      U.S     $   81,101    $ 759,112    $   88,789  $4,982,388  $   98,402   $2,971,674
Australia         81,679           --       134,677          --     102,015           --
              ----------    ---------    ----------  ----------  ----------   ----------
     Total    $  162,780    $ 759,112    $  223,466  $4,982,388  $  200,417   $2,971,674
              ==========    =========    ==========  ==========  ==========   ==========

NOTE 10. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                               THREE MONTHS ENDED
                                -----------------------------------------------------
                                  MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31
                                   2004         2004           2004           2004
                                ----------   -----------   ------------   -----------
                Net revenues    $  478,536   $   135,279   $    104,303   $    40,994

Total direct cost of revenue       238,821        75,292         67,621        18,492
                                ----------   -----------   ------------   -----------

                Gross Margin    $  239,715   $    59,987   $     36,682   $    22,502

    Total operating expenses       874,270     1,222,782      1,183,755       782,307
                                ----------   -----------   ------------   -----------
              Operating loss      (634,555)   (1,162,795)    (1,147,073)     (759,805)
                                ----------   -----------   ------------   -----------
          Total other income        30,914        23,291         19,614        22,958
                                ----------   -----------   ------------   -----------
                   Net loss     $ (603,641)  ($1,139,504)  ($ 1,127,459)  ($  736,847)
                                ==========   ===========   ============   ===========
         Net loss per share-
             basic & diluted    ($    0.78)  ($     1.47)  ($      1.45)  ($     0.95)
                                ==========   ===========   ============   ===========

                                 MARCH 31      JUNE 30     SEPTEMBER 30   DECEMBER 31
                                   2003         2003           2003          2003
                                ----------   -----------   ------------   -----------
                Net revenues    $1,475,167   $ 1,666,009   $  1,117,493   $   723,719

Total direct cost of revenue       335,924       601,958        671,094       414,088
                                ----------   -----------   ------------   -----------
                Gross Margin    $1,139,243   $ 1,064,051   $    446,399   $   309,631
   Total operating costs and
                expenses (1)       852,240     1,089,418        822,335       873,375
                                ----------   -----------   ------------   -----------

     Operating income/(loss)       287,003       (25,367)      (375,936)     (563,744)
                                ----------   -----------   ------------   -----------
          Total other income        17,687        10,602         15,371        39,054
                                ----------   -----------   ------------   -----------
           Net income/(loss)    $  304,690   ($   14,765)  ($   360,565)  ($  524,690)
                                ==========   ===========   ============   ===========
       Net income/(loss) per
       share-basic & diluted    $     0.54   ($     0.03)  ($      0.58)  ($     0.68)
                                ==========   ===========   ============   ===========

(1) Includes non-cash variable stock compensation expense/(credit) of ($39,702), ($918), and ($1,376), in the three month periods ended June 30, September 30, and December 31, 2003 respectively. There was no non-cash variable stock compensation expense/(credit) recognized in the quarter ended March 31, 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

OVERVIEW OF SIGNIFICANT ACTIVITIES

Catuity's Business

Catuity provides loyalty and gift card application software to retailers, and to companies that provide services or hardware to retailers, via a Catuity hosted solution or on a custom installation basis. The Company also provides services to retailers, Point of Sale (POS) equipment providers, and Merchant Services Providers to assist them in quickly and efficiently implementing the changes that are frequently necessary at the POS in today's retail environment.

Catuity Operations

2004 was a year of significant change for Catuity. As we have reported throughout 2004, in late February, Target Corporation decided to discontinue its issuance of smart cards and phase out of its participation in the Visa Smart Rewards platform. Catuity's loyalty software was one of the principal drivers of the Smart Rewards program that had been, and was being, developed by Visa for retailers. Target's decision resulted in Visa ceasing operation of the Smart Rewards program in October 2004. In addition, Target's decision to discontinue issuing smart cards signaled to the U.S. retail and credit card industries that the much anticipated growth in the use of smart cards in the United States was going to be much longer in arriving than had been expected.

As a result of this significant development, management determined it was necessary to substantially revise its corporate strategy away from the smart card market and began work on a new strategic plan in March 2004. Prior to the Target Corporation decision, the Company had focused its efforts on licensing its smart card based loyalty software to large retailers in North America. From its strategic planning efforts, the Company determined that its business focus should be on providing a hosted or customized software solution for chain retailers (and their partners) and on providing services to retailers, merchant service providers, and POS equipment manufacturers for their needs at the point of sale. As a result, the Company's market focus is on middle tier retailers with approximately 50 to 250 stores, and in particular, pharmacy chains, home improvement, auto services and other chain retailers looking to improve customer retention, add new customers, and increase each customer's average spend amount.

In September 2004, the Board hired John Racine, who as a consultant to Catuity had been the architect of the Company's revised strategy, to become its President and CEO. Mr. Racine was the founder and managing principal of Altamont Partners. Mr. Racine, and Altamont Partners, specialize in the payments industry, were retained in March to advise the Company on its business strategy and merger & acquisition alternatives. During 2004, additional management changes were made in order to align the experience and skills of key personnel in the Company with those needed to succeed in it's new market focus. In addition, in September the Board of Directors asked Mr. Clifford Chapman to join the Board. Mr. Chapman is very experienced in turnaround company situations and also brings substantial merger & acquisition experience to the board.

In May of 2004, the minimum bid price for Catuity shares on Nasdaq had remained below $1.00 for 30 consecutive days, resulting in the Company being out of compliance with one of Nasdaq's continuous listing requirements. In order to regain compliance, on November 1, 2004, the Company held, a special shareholders meeting in Sydney Australia for the purpose of seeking shareholder support for a reverse stock split, also known as a share consolidation. The proposal overwhelmingly passed, authorizing the Board to effect a reverse split. Immediately after the special shareholders meeting, the Board of Directors unanimously authorized a 1 for 15 reverse split to be effective on November 12, 2004, the earliest date that trading could begin in the post-reverse shares. As a result of the reverse stock split, on December 2, 2004, the Company regained compliance with all of Nasdaq's continued listing requirements. The balance sheet, earnings per share, and other appropriate data in the enclosed financial statements have been restated to reflect the reverse stock split.

The Company believes that once its 2004 audit is complete, that its total shareholders' equity at December 31, 2004, will be below Nasdaq's minimum continued listing requirement of $2.5M. As a result, the Company anticipates that, in the near future, it will work within Nasdaq's established procedures to address the compliance deficiency.

Throughout 2004, Catuity worked on developing its next generation of loyalty software to meet the needs of retailers in its target markets. The new software, nicknamed the Catuity Advanced Loyalty System (CALS), is not dependent on smart cards and is versatile in its ability to run on the three most common operating systems and three most common databases in use today. The new software is also designed to significantly reduce the time and cost necessary to integrate it with Point of Sale (POS) devices used by retailers. The result is that CALS is expected to provide the Company with the ability to implement loyalty programs for retailers more quickly, easily and for less cost than in the past. The first release of the CALS product was completed in November 2004. The Company intends to make further investments in CALS over time to continually improve it, but at a much lower level than was expended in 2004.

Catuity's 2004 revenue declined to $750,000 from $5 million in 2003 due to the cessation of new development efforts and phasing out of the Visa Smart Rewards platform. Expenses were reduced by approximately $1.2 million, despite incurring one-time severance costs and significant research and development cost on CALS. Most importantly, as the Company entered 2005, it had significantly reduced its monthly expense run rate. While the Company has undergone significant downsizing, it also has undertaken efforts to retain its key people that have the expertise needed to sell to and service its existing customers and its targeted customers. Management believes the Company is in a position to significantly grow revenue without having to add significant cost in order to do so.

FISCAL YEAR ENDED 2004 COMPARED TO 2003 (all figures in USD and rounded to nearest $1,000)

In 2004, total revenues were $759,000. These revenues were derived from $248,000 in software development (a decrease of $2,075,000 or 89% over 2003), $468,000 in services related to implementation, training and support activities (a decrease of $435,000 or 48% over 2003) and $43,000 in customer license fees (a decrease of $1,714,000 over 2003). The significant decrease in all three revenue streams was primarily due to the phase-out of the smart Visa Rewards system that utilized Catuity's loyalty software.

Cost of software development revenue primarily consists of salaries, employee benefits, related expenses and office overhead for the portion of time spent by our technical staff who work on software development for customers. Cost of software development decreased $1,238,000 or 92%, to $103,000 for the year ended December 31, 2004 from $1,342,000 for the year ended December 31, 2003. The decrease in cost of software development corresponded with the decrease in software development revenue and significant reductions in staffing that occurred in the 4th quarter of 2004.

Cost of service revenue primarily consists of salaries, employee benefits, related expenses and office overhead for the customer implementation and support staff for the portion of their time spent on service related activities. Cost of service revenue decreased $384,000, or 56%, to $297,000 for the year ended December 31, 2004 from $681,000 for the year ended December 31, 2003 The decrease in cost of service corresponded with the decrease in service revenue.

Research and Development expenses consist primarily of salaries, employee benefits and overhead cost, incurred primarily by our technical staff for the portion of their time spent furthering the development of Catuity's software products. Research and development expenses increased $867,000, or 208%, to $1,283,000 for the year ended December 31, 2004 from $416,000 for the year ended December 31, 2003. The increase in R&D cost reflected the increase in staff hours spent on the development of the Company's new loyalty software application, CALS.

Sales and marketing expenses consist primarily of salaries, employee benefits, travel, marketing, public relations and related overhead costs of the sales and marketing department. Sales and marketing expenses decreased $424,000, or 33%, to $867,000 for the year ended December 31, 2004 from $1,291,000 for the year ended December 31, 2003. The decrease was primarily related to reductions in staff size, lower professional services costs, and a decrease in travel.

General and administrative expenses consist primarily of salaries, employee benefits, related overhead costs and professional service fees. General and administrative expenses decreased $60,000, or 3%, to $1,913,000 for the year ended December 31, 2004 from $1,973,000 for the year ended December 31, 2003. General and administrative expenses in 2004 include an accrual related to severance pay for the Company's former CEO, per contractual obligations. On-going general & administrative expenses are expected to continue to decline.

General and administrative - variable stock compensation expense/(credits) are due to the Company's 1995 non-recourse loans to the Company's former Chairman to acquire stock and are of a non-cash expense/(credit) in nature. In 2004, no expense/(credit) was recorded as the Company's stock price was below the average loan share price and the cumulative stock compensation expense balance was zero. The Company's variable stock compensation expense/(credits) are solely attributable to movements in the Company's stock price from period to period.

Other income increased in 2004 to $97,000 compared to $83,000 in 2003. Interest income earned in Australia was positively impacted in 2004 by a 13% increase in the average exchange rate for the Australian dollar compared to the U.S. dollar and a 11% increase in the average interest rate on short-term deposits.

FISCAL YEAR ENDED 2003 COMPARED TO 2002 (all figures in USD and rounded to nearest $1,000)

In 2003, total revenues were $4,982,000. These revenues were derived from $2,323,000 in software development (an increase of $656,000 or 39% over 2002), $1,757,000 in customer license fees (an increase of $1,711,000 over 2002) and $902,000 in services relating to implementation, training and support activities (a decrease of $357,000 or 28% over 2002). The increase in software development revenue in 2003 was primarily due to the delivery of several major releases of the Smart Visa Rewards program. License revenue increased significantly in 2003 as a result of the production use of our software at Visa and Target. The decrease in service revenue in 2003 compared to 2002 was primarily due to a large service project in 2002, for which we utilized outside resources.

Direct cost of software development revenue primarily consists of salaries, employee benefits, related expenses and office overhead for the portion of time spent by our technical staff located in Sydney, Australia, and our project managers and business analysts located in Arlington, Virginia, who also work on software development activities. Direct cost of software development increased $361,000 or 37%, to $1,342,000 for the year ended December 31, 2003 from $981,000 for the year ended December 31, 2002. Expenses incurred in Australia increased in U.S. dollar terms in 2003 due to a 20% increase in the average exchange rate for the Australian dollar compared to the U.S. dollar. 2003 expenses were also higher because more time was spent on customer related development projects in 2003 compared to 2002. The increase in direct cost of software development corresponded with the increase in software development revenue.

Direct cost of service revenue primarily consists of salaries, employee benefits, related expenses and office overhead for the customer implementation and support staff in Arlington, Virginia, for the portion of their time spent on service related activities. Direct cost of service revenue decreased $424,000, or 38%, to $681,000 for the year ended December 31, 2003 from $1,105,000 for the year ended December 31, 2002. The decrease principally resulted from the Arlington service staff's increased focus on development and sales & marketing activities versus service related activities. The decrease in direct cost of service corresponded with the decrease in service revenue. 2003 expenses also reflected a decrease due to the elimination of the use of outside contractors, and lower costs associated with project related staff transfers from Australia.

Research and Development expenses consist primarily of salaries, employee benefits and overhead cost, incurred primarily by the technical staff in Sydney Australia, for the portion of their time spent on research and development activities. Research and development expenses decreased $123,000, or 23%, to $416,000 for the year ended December 31, 2003 from $539,000 for the year ended December 31, 2002. The decrease principally resulted from increased efforts related to billable customer development projects versus internal research and development activities.

Sales and marketing expenses consist primarily of salaries, employee benefits, travel, marketing, public relations and related overhead costs of the sales and marketing department. Sales and marketing expenses decreased $467,000, or 27%, to $1,291,000 for the year ended December 31, 2003 from $1,758,000 for the year ended December 31, 2002. The decrease was primarily related to reductions in staff size, lower professional services costs, and a decrease in travel.

General and administrative expenses consist primarily of salaries, employee benefits, related overhead costs and professional service fees. General and administrative expenses increased $502,000, or 34%, to $1,972,000 for the year ended December 31, 2003 from $1,470,000 for the year ended December 31, 2002. On-going general & administrative expenses were consistent between 2002 and 2003. The unfavorable expense variance in 2003 compared to 2002 was primarily the result of two non-recurring credits in 2002 versus a non-recurring expense that occurred in 2003. In 2002 the reversal of accrued legal fees related to a legal settlement at costs less than anticipated and a reduction to the provision for doubtful accounts receivable resulted in non-recurring expense credits of approximately $250,000. The 2002 credits, combined with a 2003 accrual for severance pay for the Company's former Chairman, per contractual obligations, accounted for the expense increase in 2003.

General and administrative - variable stock compensation expense/(credits) are due to the Company's 1995 non-recourse loans to the Company's former Chairman to acquire stock and are of a non-cash expense/(credit) in nature. In 2003, a credit of $42,000 was recorded compared to a credit of $53,000 for the year ended December 31, 2002. The Company's variable stock compensation expense/(credits) are solely attributable to movements in the Company's stock price from period to period.

Other income increased in 2003 to $83,000 compared to $60,000 in 2002. Interest income earned in Australia was positively impacted in 2003 by a 20% increase in the average exchange rate for the Australian dollar compared to the U.S. dollar. The Company maintained a higher cash balance in Australia in 2003 compared to 2002.